NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on October 23, 2023, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on October 09, 2023 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Center Coast Brookfield MLP & Energy Infrastructure Fund and Center Coast Brookfield Midstream Focus Fund, a series of Brookfield Investment Funds, became effective on October 9, 2023. Each Common Share of Beneficial Interest of Center Coast Brookfield MLP & Energy Infrastructure Fund was exchanged for 4.38542170 Class I Shares of Center Coast Brookfield Midstream Focus Fund. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading before market open on October 09, 2023.